AMENDED AND RESTATED
LIONBRIDGE TECHNOLOGIES, INC.
AGREEMENT

This AGREEMENT originally entered into between Lionbridge Technologies, Inc. (the “Company”) and      (“Executive”) effective as of the 2nd day of November 2006 and is hereby amended and restated as of the 31st day of October 2008.

WHEREAS, the Board of the Directors of the Company (the “Board”) considers it essential to the best interests of the Company and its stockholders to foster the Company’s ability to retain key management personnel; and

WHEREAS, the Board recognizes that, as it generally the case with publicly-held corporations, the possibility of a Change of Control (as defined herein) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board intends for this Agreement to provide protection for its executive officers in general, for so long as such officers remain in the employment of the Company, against the exigencies of a Change of Control, but not to otherwise provide assurance of or rights to continued employment; and

WHEREAS, should the possibility of a Change of Control arise, in addition to the Executive’s regular duties, the Executive may be called upon to assist in the assessment of such possible Change of Control, to advise management and the Board as to whether such Change of Control would be in the best interests of the Company and to take such other actions as the Board might determine to be appropriate; and

WHEREAS, this Agreement describes the rights conferred on the Executive under the Lionbridge Technologies, Inc. Change of Control Plan, amended and restated as of October 31, 2008 (the “Change of Control Plan”).

WHEREAS, this Agreement is not intended to alter the rights of the Executive in the absence of a Change of Control with respect to his or her employment by the Company or his or her compensation and benefits in connection with such employment and, accordingly, this Agreement, although taking effect as provided below, will be operative only upon a Change of Control.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Term; Employment Protection Period. The term during which this Agreement (the “Agreement”) will be in effect (the “Term of the Agreement”) originally began on
November 2, 2006 (the “Effective Date”) and will remain in effect until terminated by a vote of the majority of the Board of Directors. If a Change of Control (as defined in Exhibit A) occurs during the Term of the Agreement, the Agreement will remain in effect until all obligations hereunder have been discharged. The period starting on the date of such a Change of Control and ending on the 18 month anniversary of the Change of Control will be a “Employment Protection Period” under the terms of this Agreement.

2. Definition of a Change of Control. “Change of Control” has the meaning set forth in Schedule A hereto.

3. Termination of Employment; Severance Benefits.

3.1 Terminability of Employment. If Executive’s employment terminates during the Employment Protection Period set forth in this Agreement following a Change of Control, the parties will be required to discharge the applicable obligations described in this Section 3 and elsewhere in this Agreement. If Executive’s employment terminates at any time other than during the applicable Employment Protection Period following a Change of Control, Executive will have no rights under the Agreement.

3.2 Termination upon Death or Disability. If Executive ceases to be an employee of the Company as a result of death or disability, the Company will have no further obligation or liability to Executive hereunder other than for base salary earned and unpaid at the date of termination and compensation for accrued vacation, and the Term of the Agreement will end when those amounts are paid. However, nothing in this Agreement is intended to interfere with the rights of Executive and his family or beneficiaries under other applicable plans, policies or arrangements of the Company. For purposes of this Section 3.2, the Company may terminate Executive’s employment for “disability” if, because of physical or mental incapacity, Executive is unable for a period of 90 consecutive days to perform the material duties of his position and it is determined by a qualified physician chosen by the Company (and, if during a Employment Protection Period, approved by the Executive or his conservator) to be probable that such incapacity will continue for an additional 60 consecutive days.

3.3 Termination by the Company for Cause or by Executive Without Good
Reason. If the Company terminates Executive’s employment for Cause (as defined in this Section 3.3) or if Executive terminates his employment other than for Good Reason (as defined in this Section 3.3), the Company will have no further obligation or liability to Executive hereunder other than for Base Salary earned and unpaid at the date of termination and compensation for accrued vacation, and the Term of the Agreement will end when those amounts are paid.

“Cause” means (a) willful malfeasance or gross negligence in the performance by Executive of his duties, resulting in harm to the Company,
(b) fraud or dishonesty by Executive with respect to the Company, or (c)
Executive’s conviction of a felony.

“Good Reason” means (i) a material reduction in the Executive’s total compensation, including but not limited to (a) a reduction of the Executive’s base salary below the level in effect immediately prior to the Change of Control without the
Executive’s prior written consent, (b) a reduction in the Executive’s target annual bonus opportunity below the level in effect immediately prior to the Change of Control without the Executive’s prior written consent, (c) discontinuation of participation in any compensation plan that is maintained following the Change in Control in which the Executive participated immediately prior to the Change of Control without the Executive’s prior written consent, or (d) exclusion from participating in compensation programs that are customarily offered to senior executives, (ii) relocation of the Executive’s principal place of work to a location more than 50 miles from its location immediately prior to the Change of Control or (iii) change in title or responsibilities below the level in effect immediately prior to the Change of Control without the Executive’s prior written consent.

3.4 By the Company Without Cause or By Executive for Good Reason.

(a) Entitlement to Severance Benefits. If, during the Term of the Agreement, the Company terminates Executive’s employment without Cause, or if Executive terminates his employment for Good Reason, the Company will, subject to Section 4 below, provide severance benefits to Executive as set forth below in Section 3.4(b).

(b) Severance Benefits Following a Change of Control. If the termination occurs during the Employment Protection Period, the Company will provide severance benefits to Executive as follows:

(i) The Company will pay to Executive within 30 days of the termination a lump-sum cash amount equal to 150% of sum of the Executive’s annual base salary in effect immediately prior to the termination (or, if his base salary has been reduced within 60 days of the termination or at any time after the Change of Control, his base salary in effect prior to the reduction) plus the Executive’s then current annual target bonus.

(ii) The Company will also pay to Executive within 30 days of the termination a pro-rata portion of his target bonus for the year of termination.

(iii) The Company will continue for a period of 18 months from the date of termination to provide Executive with family medical, disability and life insurance coverage at the level in effect immediately prior to the Change of Control. To the extent the Company is unable to provide such benefits to an Executive under its existing plans and arrangements, it will at the discretion of the Company either arrange to provide the Executive with substantially similar benefits upon comparable terms or pay the Executive cash amounts on a monthly basis equal to the Executive’s monthly cost of obtaining such benefits.

(c) Option Acceleration. Notwithstanding any contrary provision of the plans or arrangements under which they are granted, upon a Change of Control and irrespective of a termination of employment, (A) 50% of the options to purchase Company stock held by Executive will immediately become exercisable and the remaining 50% of the options to purchase Company stock held by Executive will become exercisable on the earlier of the six month anniversary of the date of the Change of Control or the date such Executive’s employment is terminated without Cause or for Good Reason, and (B) all restricted stock held by Executive under restricted stock plans and arrangements will immediately become fully vested.

4. Limitations on Severance Benefits.

4.1 Section 280G. The payments to the Executive under Section 3 of this Agreement shall be made without regard to whether the deductibility of such payments (or any other “parachute payments,” as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), to or for the benefit of such Executive) would be limited or precluded by Section 280G and without regard to whether such payment (or any other “parachute payments” as so defined) would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided that if the total of all “parachute payments” to or for the benefit of the Executive, after reduction for all federal, state and local taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (the “Total After-Tax Payments”), would be increased by the limitation or elimination of any payment under this Agreement or any “parachute payments” under other agreements or arrangements, then the amount payable under this Agreement (or the “parachute payment” under such other agreement or arrangement shall be reduced to the extent, and only to the extent, necessary to maximize the Total After-Tax Payments. The determination as to whether and to what extent each payment under this Agreement (or the “parachute payment” under such other agreement or arrangement) is required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by its independent certified public accounting firm. In the event of any such reduction, the payments under this Agreement (or the “parachute payment” under such other agreement or arrangement) shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. In the event of any underpayment or overpayment under this Agreement (or such other agreement or arrangement) as determined by the accounting firm, the amount of such underpayment or overpayment shall forthwith be paid promptly to the Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

4.2 Section 409A. No payment that may be made pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code may be accelerated or deferred by the Company or the Executive. Notwithstanding anything herein (or in any other agreement or arrangement between the Executive and the Company) to the contrary, , if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any payments under the Change of Control Plan or under provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

5. Withholding. All payments required to be made by the Company to Executive under this Agreement will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as may be required by law.

6. Fees and Expenses. In the event of Executive’s termination of employment during a Employment Protection Period, the Company will pay any and all fees and expenses (including legal fees and other costs of arbitration or litigation) that may be incurred by Executive in enforcing his rights under this Agreement.

7. No Duty to Mitigate. Benefits payable under this Agreement as a result of termination of Executive’s employment will be considered severance pay in consideration of his past service and his continued service from the Effective Date, and his entitlement thereto will neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from other employment.

8. Confidentiality and Exclusivity. Executive agrees to maintain the confidentiality of the Company’s (and its related entities and projects) books, records, financial information, technical information, business plans and/or strategies, and other confidential matters unless required to make disclosure in the performance of his duties for the Company or as a result of a legal proceeding or other legally mandated cause. The parties recognize and agree that should the Company be required to pursue a claim against Executive under this Section 8, the Company will likely be required to seek injunctive relief as well as damages at law. Accordingly, Section 9, Arbitration, will not apply to any action by the Company against Executive for violation of this Section 8. Executive agrees for purposes of any disputes arising under this Section 8 to submit to the exclusive jurisdiction of the federal and state courts in the Commonwealth of
Massachusetts.

9. Arbitration. Except as otherwise provided in Section 8, any dispute or controversy between the parties involving the construction or application of any terms, covenants or conditions of this Agreement, or any claim arising out of or relating to this Agreement, or any claim arising out of or relating to Executive’s employment by the Company that is not resolved within ten days by the parties will be settled by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company and Executive agree that the arbitrator(s) will have no authority to award punitive or exemplary damages or so-called consequential or remote damages such as damages for emotional distress. Any decision of the arbitrator(s) will be final and binding upon the parties. Upon request the arbitrator(s) shall submit written findings of fact and conclusions of law. The parties agree and understand that they hereby waive their rights to a jury trial of any dispute or controversy relating to the matters specified above in this Section 9.

10. Rights of Survivors. If Executive dies after becoming entitled to benefits under Section 3 following termination of employment but before all such benefits have been provided, (a) all unpaid cash amounts will be paid to the beneficiary that has been designated by Executive in writing (the “beneficiary”), or if none, to Executive’s estate, (b) all applicable insurance coverage will be provided to Executive’s family as though
Executive had continued to live, and (c) any stock options that become exercisable under Section 3.4 will be exercisable by the beneficiary, or if none, the estate.

11. Successors. This Agreement will inure to and be binding upon the Company’s successors. The Company will require any successor to all or substantially all of the business and/or assets of the Company by sale, merger or consolidation (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to Executive, to assume this Agreement expressly. This
Agreement is not otherwise assignable by the Company.

12. Subsidiaries. For purposes of this Agreement, employment by a corporation or other entity that is controlled directly or indirectly by the Company will be deemed to be employment by the Company. Thus, references in the Agreement to “Company” include such corporations or other entities where appropriate in the context.

13. Amendment or Modification; Waiver. This Agreement may not be amended unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement will be deemed a waiver of a subsequent breach.

14. Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

15. Controlling Law. This Agreement will be controlled and interpreted pursuant to Massachusetts law.

16. Superseded Agreement. This Agreement (i) supersedes and replaces in their entirety provisions related to severance payments due to a change in control, and option acceleration in the event of a change in control, as set forth in the Change of Control Agreement between Executive and the Company dated July 17, 2003 and (ii) amends and restates the Agreement between the Company and the Executive dated November 2, 2006.

17. Notices. Any notices required or permitted to be sent under this Agreement are to be delivered by hand or mailed by registered or certified mail, return receipt requested, and addressed as follows:

If to the Company:

Lionbridge Technologies, Inc.
1050 Winter Street, Suite 2300
Waltham, MA 02451

If to Executive:

Either party may change its address for receiving notices by giving notice to the other party.

In witness whereof, the parties hereto have executed this Agreement as of the date set forth above.

[Executive]

LIONBRIDGE TECHNOLOGIES, INC.

By:
Rory J. Cowan
President and Chief Executive Officer

Exhibit A

“Change of Control” means the occurrence of any of the following events:

(1) any Person becomes the owner of 25% or more of the Company’s Common Stock and a majority of the members of the Board of Directors make a determination that a change of control has occurred; or

(2) individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Continuing Directors will be deemed to be a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities and Exchange Act of 1934 (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) consummation of a reorganization, merger, consolidation or other transaction that will result in the transfer of ownership of more than 50% of the Company’s Common Stock; or

(4) liquidation or dissolution of the Company or sale of substantially all of the Company’s assets.

In addition, for purposes of this definition the following terms have the meanings set forth below:

“Common Stock” means the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock does not include shares of preferred stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board expressly so determines in any future transaction or transactions.

A Person will be deemed to be the “owner” of any Common Stock of which such Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

“Person” has the meaning used in Section 13(d) of the Exchange Act, except that “Person” does not include (i) the Executive, an Executive Related Party, or any group of which the Executive or Executive Related Party is a member, or (ii) the Company or a wholly owned subsidiary of the Company or an employee benefit plan (or related trust) of the Company or of a wholly owned subsidiary.

An “Executive Related Party” means any affiliate or associate of the Executive other than the Company or a subsidiary of the Company. The terms “affiliate” and “associate” have the meanings given in Rule 12b-2 under the Exchange Act; the term “registrant” in the definition of “associate” means, in this case, the Company.